Exhibit 99.1

Transmeridian Exploration Terminates Merger Agreement

HOUSTON, March 31, 2008 (PRIME NEWSWIRE) – Transmeridian Exploration Incorporated (AMEX:TMY – News) today announced that as of March 31, 2008, it has terminated the company’s merger agreement with Trans Meridian International, Inc. (“TMI”), a British Virgin Islands company formed by the company’s Chairman and Chief Executive Officer, Lorrie T. Olivier. This action does not require the company to pay any termination fee to TMI and is without any other liability to the company.

Termination of the definitive agreement with TMI may result in a downward adjustment to the conversion price of Transmeridian’s junior preferred stock from the current conversion price of $1.90 (equivalent to a conversion rate of 52.63 shares of common stock for each share of junior preferred stock) to a revised conversion price equal to the forward 15-day volume weighted average price of Transmeridian’s common stock, commencing on the March 31, 2008 merger agreement termination date, but only if such volume weighted average price is less than $1.90 and in no event below $1.50 per share. Assuming the floor price applies for the adjustment, the new conversion price would be equivalent to a conversion rate of 66.67 shares of common stock for each share of junior preferred stock.

Transmeridian will continue to seek proposals from other interested parties with respect to an acquisition of the company. There can be no assurance, however, that these efforts will result in any agreement or transaction. If the company does enter into an agreement to be acquired by another party, the value to be received by common stockholders of the company may be less than the $3.00 per share contained in the terminated agreement with TMI. The entry into any new agreement would not affect the conversion price of the junior preferred stock. Transmeridian is also in preliminary discussions with interested parties regarding a substantial investment of capital into the company. Again, there can be no assurance that such discussions will result in any agreement or transaction.

About Transmeridian Exploration Incorporated

Transmeridian Exploration Incorporated is an independent energy company established to acquire and develop oil reserves in the Caspian Sea region of the former Soviet Union. The company primarily targets fields with proved or probable reserves and significant upside reserve potential. Transmeridian Exploration currently has projects in Kazakhstan and southern Russia and is pursuing additional projects in the Caspian Sea region.

Contact:

Transmeridian Exploration Incorporated

Lorrie T. Olivier, CEO

Earl W. McNiel, CFO

(713) 458-1100

Fax: (713) 781-6593

tmei@tmei.com

www.tmei.com

5847 San Felipe, Suite 4300

Houston, Texas 77057